EXHIBIT 3

STANDSTILL AGREEMENT

This Standstill Agreement (this “Agreement”) is made by and between Ameriana Bancorp, on the one hand, and Financial Edge Fund, L.P., Financial Edge - Strategic Fund, L.P., PL Capital/Focused Fund, L.P., Goodbody/PL Capital, L.P., PL Capital, LLC, PL Capital Advisors, LLC, Goodbody/PL Capital, LLC, John W. Palmer and Richard J. Lashley (collectively, the “PL Capital Parties”), on the other hand, on behalf of themselves and their respective affiliates (Ameriana Bancorp and the PL Capital Parties together, collectively, the “Parties”).  In consideration of the covenants, promises and undertakings set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.           Board Expansion and Membership

Upon the execution of this Agreement, the Board of Directors of Ameriana Bancorp will be expanded from its present ten-member size to eleven members, and Charles R. Haywood will be appointed a director of Ameriana Bancorp to serve in the class of directors with terms expiring at Ameriana Bancorp’s 2016 annual meeting of stockholders or until their successors are elected and qualified.  At all times from and after the date of this Agreement, Ameriana Bancorp’s Board of Directors will also appoint, at its sole discretion, all other persons to fill remaining director positions or vacancies on the Ameriana Bancorp Board of Directors.  Mr. Haywood shall receive the normal compensation and benefits paid to directors of Ameriana Bancorp while he serves as a director thereof.

Upon the execution of this Agreement, the Board of Directors of Ameriana Bancorp will cause the Board of Directors of Ameriana Bank, or its successor (collectively, the “Bank”), to expand the Bank’s Board of Directors to eleven members and to appoint Mr. Haywood to fill the vacancy created by the expansion of the Bank’s Board of Directors from its present ten-member size to eleven members to serve in the class of directors with terms expiring at Ameriana Bank’s 2016 annual meeting of stockholders or until their successors are elected and qualified.  Mr. Haywood shall receive the normal compensation and benefits paid to directors of the Bank while he serves as a director thereof.

2.           Standstill

The PL Capital Parties each agree that, for so long as Charles R. Haywood (or, in the event of the death, disability or resignation of Mr. Haywood, a substitute nominee of the PL Capital Parties, whose substitution shall be subject to the approval of the Ameriana Bancorp Board of Directors in its sole discretion, which approval shall not be unreasonably withheld or delayed) remains a director of Ameriana Bancorp or the Bank (the “Standstill Period”), they and their affiliates or associates (as defined in Rule 12b-2 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) will not (and they will not assist or encourage others to), directly or indirectly, in any manner, without prior written approval of the Board of Directors of Ameriana Bancorp:

(i)           acquire, offer to acquire, solicit an offer to sell or agree to acquire directly or indirectly, alone or in concert with others, by purchase, gift or otherwise, any direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) or any direct or indirect interest in any securities or direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for (collectively, an “Acquisition”), any securities of Ameriana Bancorp, such that as a result of such of such Acquisition, the PL Capital Parties would maintain beneficial ownership in excess of 9.99% of the outstanding shares of Ameriana Bancorp common stock;

(ii)           make, or in any way participate in, directly or indirectly, alone or in concert with others, any “solicitation” of “proxies” to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission promulgated pursuant to Section 14 of the Exchange Act) or seek to advise or influence in any manner whatsoever any person with respect to the voting of any voting securities of Ameriana Bancorp;

(iii)           form, join or in any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act (other than a group involving solely the PL Capital Parties) with respect to any voting securities of Ameriana Bancorp (for the benefit of clarification and the avoidance of doubt, this provision shall not prohibit changes in the membership of the group involving the PL Capital Parties as long as any additional member(s) acknowledges and agrees to be bound by the terms of this Agreement);

(iv)          acquire, offer to acquire or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, exchange or otherwise, (a) any of the assets, tangible and intangible, of Ameriana Bancorp or (b) direct or indirect rights, warrants or options to acquire any assets of Ameriana Bancorp;

(v)           arrange, or in any way participate, directly or indirectly, in any financing (except for margin loan financing for shares beneficially owned) for the purchase of any securities or securities convertible or exchangeable into or exercisable for any securities or assets of Ameriana Bancorp;

(vi)           otherwise act, alone or in concert with others, to seek to offer to Ameriana Bancorp or any of its stockholders any business combination, restructuring, recapitalization or similar transaction to or with Ameriana Bancorp or otherwise seek, alone or in concert with others, to control or change the management, Board of Directors or policies of Ameriana Bancorp or nominate any person as a director of Ameriana Bancorp who is not nominated by the then incumbent directors (provided that if there is a vacancy on the Ameriana Bancorp Board of Directors the PL Capital Parties may submit suggestions on a confidential basis to the Ameriana Bancorp Board of Directors or the Nominating and Governance Committee of the Ameriana Bancorp Board of Directors for nominees to the Board of Directors pursuant to the nomination policy adopted by the Board of Directors), or propose any matter to be voted upon by the stockholders of Ameriana Bancorp; or

(vii)          announce an intention to do, or enter into any arrangement or understanding with others to do, any of the actions restricted or prohibited under clauses (i) through (vi) of this Paragraph 2, or publicly announce or disclose any request to be excused from any of the foregoing obligations of this Paragraph 2.

At any Ameriana Bancorp annual meeting of stockholders during the Standstill Period, the PL Capital Parties agree (1) to vote all shares of Ameriana Bancorp they or any of them beneficially own in favor of the nominees for election or reelection as director of Ameriana Bancorp selected by the Board of Directors of Ameriana Bancorp and agree otherwise to support such director candidates, and (2) with respect to any other proposal submitted by any Ameriana Bancorp stockholder to a vote of the Ameriana Bancorp stockholders, to vote all of the Ameriana Bancorp shares they beneficially own in accordance with the recommendation of the Ameriana Bancorp Board of Directors with respect to any such stockholder proposal.

Notwithstanding anything in this Agreement to the contrary, nothing herein will be construed to limit or affect:  (1) any action or inaction by Mr. Haywood in his capacity as a member of Ameriana Bancorp’s Board of Directors or the Bank’s Board of Directors, provided he acts in good faith in the discharge of his fiduciary duties as a Board member; or (2) the ability of the PL Capital Parties to engage in discussions relating to the topics listed in Paragraph 2 of this Agreement directly with the President and Chief Executive Officer of Ameriana Bancorp, or upon invitation, with other members of management or the board of directors of Ameriana Bancorp.

The Standstill Period shall terminate following the 2014 annual meeting of stockholders if:  (1) Mr. Haywood resigns as a member of the Board of Directors of Ameriana Bancorp; or (2) at the option of Ameriana Bancorp, if the beneficial ownership of the PL Capital Parties decreases below 5% of the outstanding shares of Ameriana Bancorp common stock.

3.           Non-Disparagement

During the Standstill Period, the PL Capital Parties agree not to disparage Ameriana Bancorp or any officers, directors (including director nominees) or employees of Ameriana Bancorp or its affiliates or subsidiaries in any public or quasi-public forum, and Ameriana Bancorp agrees not to disparage any of the PL Capital Parties or any officers or employees of the PL Capital Parties in any public or quasi-public forum.

4.           PL Capital Nominees

During the Standstill Period, the PL Capital Parties agree not to nominate any other candidate for director of Ameriana Bancorp or the Bank at any time (except, in the event of death, disability or resignation of Mr. Haywood, a substitute nominee of PL Capital Parties, whose substitution shall be subject to the approval of the Ameriana Bancorp Board of Directors in its sole discretion, which approval shall not be unreasonably withheld or delayed).

5.           Authority

Each of the Parties that is a corporation or other legal entity and each individual Party executing this Agreement on behalf of a corporation or other legal entity, represents and warrants that: (a) such corporation or other legal entity is duly organized, validly authorized and in good standing, and possesses full power and authority to enter into and perform the terms of this Agreement; (b) the execution, delivery and performance of the terms of this Agreement have been duly and validly authorized by all requisite acts and consents of the company or other legal entity and do not contravene the terms of any other obligation to which the corporation or other legal entity is subject; and (c) this Agreement constitutes a legal, binding and valid obligation of each such entity, enforceable in accordance with its terms.

6.           Expenses

All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses.

7.           Amendment In Writing

This Agreement and each of its terms may only be amended, waived, supplemented or modified in a writing signed by the signatories hereto or their respective clients.

8.           Governing Law/Venue/Jurisdiction

This Agreement, and the rights and liabilities of the Parties hereto, shall be governed by and construed in accordance with the laws of the State of Indiana without regard to conflict of law provisions.  The venue and jurisdiction for adjudication of any and all disputes between the Parties to this Agreement shall be in the Circuit Court in and for Henry County, State of Indiana.

9.           Specific Performance

The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms.  Accordingly, it is agreed that the Parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

10.           Counterparts

This Agreement may be executed in counterparts, each of which shall be considered to be an original or true copy of this Agreement.  Faxed signatures shall be presumed valid.

11.           Nonwaiver

The failure of any one of the Parties to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive the Parties of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

12.           Disclosure of This Agreement

The parties contemplate that the PL Capital Parties will file a Schedule 13D amendment attaching this Agreement, that Ameriana Bancorp will file a Form 8-K attaching this Agreement and that during the Standstill Period there will be no other public comments (except as required by applicable regulations of the Securities and Exchange Commission) by the Parties regarding this Agreement other than a press release by Ameriana Bancorp factually summarizing this Agreement and referring to the Form 8-K filing, which press release shall be subject to approval by the PL Capital Parties (such approval not to be unreasonably withheld).

13.           Entire Agreement

This Agreement constitutes the full, complete and entire understanding, agreement, and arrangement of and between the Parties with respect to the subject matter hereof and supersedes any and all prior oral and written understandings, agreements and arrangements between them.  There are no other agreements, covenants, promises or arrangements between the Parties other than those set forth in this Agreement (including the attachments hereto).

14.           Notice

All notices and other communications which are required or permitted hereunder shall be in writing, and sufficient if by same-day hand delivery (including delivery by courier) or sent by fax, addressed as follows:

If to the Ameriana Bancorp Parties:

Jerome J. Gassen
President and Chief Executive Officer
Ameriana Bancorp
2118 Bundy Avenue
New Castle, Indiana 47632
Fax: (765) 529-2232

with a copy to:

Gary R. Bronstein, Esq.
Kilpatrick Townsend & Stockton LLP
607 14th Street, Suite 900
Washington, DC  20005
Fax: (202) 204-5616

If to the PL Capital Parties:

Richard J. Lashley
PL Capital, LLC
47 East Chicago Avenue
Suite 336
Naperville, Illinois 60540
Fax: (973) 360-1720

with a copy to:

Phillip M. Goldberg, Esq.
Foley & Lardner LLP
321 North Clark Street, Suite 2800
Chicago, Illinois 60654-5313
Fax: (312) 832-4700

15.           Further Assurances

The PL Capital Parties and Ameriana Bancorp agree to take, or cause to be taken, all such further or other actions as shall reasonably be necessary to make effective and consummate the transactions contemplated by this Agreement.

16.           Successors and Assigns

All covenants and agreements contained herein shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement on the date set forth below.

Dated:           March 26, 2013

For: Financial Edge Fund, L.P. Financial Edge - Strategic Fund, L.P. PL Capital/Focused Fund, L.P. Goodbody/PL Capital, L.P. PL Capital, LLC PL Capital Advisors, LLC Goodbody/PL Capital, LLC	For Ameriana Bancorp, Inc.: By: /s/ Jerome J. Gassen Jerome J. Gassen President and Chief Executive Officer
By: /s/ Richard J. Lashley Richard J. Lashley Managing Member By: John W. Palmer Managing Member
For John W. Palmer: /s/ John W. Palmer John W. Palmer
For Richard J. Lashley: /s/ Richard J. Lashley Richard J. Lashley